SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                            ILX Resorts Incorporated
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                            ILX RESORTS INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 20, 2001

To the Shareholders of ILX Resorts Incorporated:

     Notice is hereby given that the 2001 Annual Meeting of Shareholders of ILX Resorts Incorporated, an Arizona corporation (the "Company"), will be held at the ILX Resorts Phoenix Sales Office, at 2111 East Highland Avenue, Suite 150, Phoenix, Arizona 85016 on the 20th day of June, 2001 at 11:00 a.m., local time, to consider and act upon the following proposals:

     (a) To elect seven (7) directors to serve until the next annual meeting of shareholders of the Company, or until their successors are duly elected and qualified; and

     (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing matters are more fully explained in the accompanying Proxy Statement which is hereby made a part of this notice. All holders of record of Common Stock at the close of business on April 18, 2001 will be entitled to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person. You are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the meeting. If you attend the meeting, you may vote your shares in person even if you have signed and returned your proxy card.


                                        By order of the Board of Directors,


                                        Stephanie D. Castronova
                                        Secretary


Phoenix, Arizona
March 27, 2001

                            ILX RESORTS INCORPORATED

                      2111 East Highland Avenue, Suite 210
                             Phoenix, Arizona 85016

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on June 20, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ILX Resorts Incorporated, an Arizona corporation (the "Company"), for use at the Company's 2001 Annual Meeting of Shareholders (the "Meeting"), to be held on June 20, 2001, at 11:00 a.m., local time, and at any and all adjournments and postponements of the Meeting. The Meeting will be held at the ILX Resorts Phoenix Sales Office at 2111 East Highland Avenue, Suite 150, Phoenix, Arizona 85016. This Proxy Statement and the accompanying form of proxy (the "Proxy") will be first mailed to shareholders on or about April 27, 2001.

     Only holders of record of the Company's no par value common stock (the "Common Stock") at the close of business on April 18, 2001 (the "Record Date") are entitled to vote at the Meeting. The Proxy is enclosed for use at the Meeting if you are unable to attend in person. The persons named therein as proxies were selected by the Board of Directors of the Company. The Proxy is solicited by the Board of Directors of the Company. If a Proxy in the accompanying form is duly executed and returned, it will be voted as specified therein. If no specification is made, it will be voted in accordance with recommendations made by the Board of Directors. The Proxy may, nevertheless, be revoked at any time prior to exercise by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and voting in person.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and the Proxy and the cost of further solicitation hereinafter referred to is to be borne by the Company and is estimated to be nominal. In addition to the use of the mails, it may be necessary to conduct some solicitation by telephone, telegraph or personal interview. Any such solicitation will be done by the directors, officers and regular employees of the Company; and, in addition, banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy soliciting materials to their principals to obtain authorization for the execution of proxies on their behalf. The Company will not pay such persons any compensation for soliciting proxies, but such persons will be reimbursed by the Company for their out-of-pocket expenses incurred in connection therewith.

                                     VOTING

     At the close of business on February 28, 2001, the Company had issued and outstanding 3,363,677 shares of Common Stock, each share being entitled to one vote. No other voting class of stock was then or is now outstanding.

     The holders of the majority of the shares of the Company's Common Stock outstanding on the Record Date and entitled to be voted at the Meeting, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof.

     Shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes equal to the number of shares of Common Stock held multiplied by the number of directorships to be filled. A shareholder may cast all of its votes for one candidate or distribute the votes among two or more candidates. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulation of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The seven nominees receiving the most votes shall be deemed elected to the Company's Board of Directors.

     Any shareholder wishing to do so may appoint Joseph P. Martori and Nancy J. Stone as proxies to vote such shareholder's stock by so indicating his preference on his Proxy Form. By making such an election, the shareholder appoints Joseph P. Martori and Nancy J. Stone, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the Proxy Form, all the shares of Common Stock of ILX Resorts Incorporated held of record by the shareholder on April 18, 2001, at the Annual Meeting of Shareholders to be held June 20, 2001, or any adjournment thereof.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth, as of February 28, 2001, certain information regarding the beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to have beneficial ownership of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each Named Executive Officer (hereinafter defined) and (iv) all executive officers and directors as a group.

Name and Address of                                    Number of      Percentage
Beneficial Owner (+)                                   Shares (1)      of Class
--------------------                                   ----------      --------
Joseph P. Martori                                      1,097,955(2)      32.6%

Nancy J. Stone                                           145,418(3)       4.3%

Edward S. Zielinski                                       44,320(4)       1.3%

Patrick J. McGroder III                                   41,215(5)       1.2%

Joseph P. Martori, II                                     37,725          1.1%

James W. Myers                                             4,800           *

Steven R. Chanen                                               0           *

Michael W. Stone                                         145,418(6)       4.3%

Donald D. Denton, Jr.                                     10,000(7)        *

Michael E. Miller                                          3,504           *

Edward J. Martori ("EJM")                                843,561(8)      25.1%

Martori Enterprises Incorporated ("MEI")                 808,110         24.0%

ILX Resorts Incorporated Employee Stock                  575,300(9)      16.6%
  Ownership Plan & Trust

All Directors and Officers as a Group (10 persons)     1,420,246(10)     41.2%

----------
*    Less than 1%.
(+) Unless otherwise indicated, each holder has the address: c/o ILX Resorts Incorporated, 2111 East Highland Avenue, Suite 210, Phoenix, Arizona 85016.
(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date set forth in the introductory paragraph above. However, for purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or group of persons has or have the right to acquire from the Company within 60 days from the date set forth in the introductory paragraph above is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or of All Directors and Officers as a Group.

(2) Includes 808,110 shares owned by MEI, of which Joseph P. Martori is a director and owner of 40% of the voting capital stock; 132,300 shares held in IRA accounts of which he is beneficiary; 6,500 shares held by his wife, Mia A. Martori; 212 shares held by a trust of which he is trustee; 142 shares owned by an estate of which he is a personal representative; and 22,500 shares issued by the Company for services performed during the 2000 calendar year, but which are revocable in the event Mr. Martori is not employed by the Company on January 1, 2002.
(3) Includes 5,000 shares issuable by the Company pursuant to options at $8.125 per share; 7,000 shares and options to purchase 17,500 shares from the
     Company at $8.125 per share held by her husband, Michael W. Stone; and 5,000 shares issued by the Company for services performed during the 2000 calendar year, but which are revocable in the event Ms. Stone is not employed by the Company on January 1, 2002.
(4) Includes 200 shares held by Edward S. Zielinski as custodian for his son, Stefan Edward Zielinski; options to purchase 6,000 shares from the Company at $8.125 per share; and 100 shares held by his wife, Nancy Zielinski.
(5) Includes 1,500 shares held by the Patrick J. McGroder III and Susan McGroder Revocable Trust; 6,700 shares held by the McGroder Family Limited Partnership, in which Patrick J. McGroder III and Susan McGroder have a 99% interest; 5 shares held by Shamrock Consultants, which is wholly owned by Patrick J. McGroder III; 19 shares held by Patrick J. McGroder III, P.C., an Arizona professional corporation, wholly owned by Patrick J. McGroder III; 2,128 shares held by Susan McGroder IRA; 20,000 shares held by McMac, L.L.C., an Arizona limited liability company of which Patrick J. McGroder III is one-third owner; 2,650 shares held by Mr. McGroder's children's irrevocable trusts as follows: 1,050 shares held by the Caroline E. McGroder 1992 Trust; 1,050 shares held by the Elizabeth McGroder 1992 Trust; 50 shares held by the Patrick J. McGroder IV 1992 Trust; 500 shares by the Patrick J. McGroder IV UTMA Arizona Trust; and options to purchase 5,000 shares from the Company at $3.25 per share.
(6) Includes 17,500 shares issuable by the Company pursuant to options at $8.125 per share; and 115,918 shares and options to purchase 5,000 shares from the Company at $8.125 per share held by his wife, Nancy J. Stone.
(7) Includes 2,000 shares issued by the Company for services performed during the 2000 calendar year, but which are revocable in the event Mr. Denton is not employed by the Company on January 1, 2002.
(8) Includes 808,110 shares owned by MEI, 56% of the capital stock of which is owned by Edward J. Martori; and 142 shares owned by the Estate of Edward Joseph Martori, of which Edward J. Martori is beneficiary.
(9) Includes options to purchase 100,000 shares from the Company at $4.00 per share.
(10) Includes options to purchase 33,500 shares from the Company.

     The management of the Company is not aware of any change in control of the Company that has taken place since the beginning of the last fiscal year, nor of any contractual arrangements or pledges of securities, the operation of the terms of which may at a subsequent date result in a change in control of the Company.

                              ELECTION OF DIRECTORS

     The entire Board of Directors is elected annually, with each director to hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified. The persons named as proxy holders in the enclosed Proxy have been designated by the Board of Directors and they intend to vote "FOR" the election to the Board of Directors of each of the persons named below, except where authority is withheld by a shareholder. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR VOTE FOR ELECTION OF EACH OF THE NOMINEES TO SERVE ON THE BOARD OF DIRECTORS.

     Each of the nominees has consented to be named herein and to serve if elected. However, if any nominee at the time of election is unable or unwilling to serve as a director or is otherwise unavailable for election, the shares represented by proxies will be voted for the election of such other person as the Board of Directors may designate or, in the absence of such designation, for a nominee selected by the proxy holders named in the enclosed Proxy.

     Certain information concerning the director nominees as of February 28, 2001 is set forth below. Except as set forth herein, none of the nominees are officers or directors of any other publicly owned corporation or entity.

                                                              Director
          Name                              Age                 Since
          ----                              ---                 -----
          Steven R. Chanen                   47                 1995
          Joseph P. Martori                  59                 1986
          Joseph P. Martori, II              31                 1999
          Patrick J. McGroder III            55                 1997
          James W. Myers                     66                 1995
          Nancy J. Stone                     43                 1989
          Edward S. Zielinski                49                 1996

DIRECTOR NOMINEES

     STEVEN R. CHANEN has served as a director of the Company since July 1995. Mr. Chanen has served as President and Chief Operating Officer of Chanen Construction Company, Inc., Phoenix, Arizona, since 1989 and as Chairman of the Board of Media Technology Capital Corporation (doing business as S.R. Chanen & Co., Inc.) since 1987. Prior thereto, Mr. Chanen served as Vice President of FMR Capital Corporation from 1981 to 1986 and as a shareholder and director of Wentworth and Lundin law firm from 1980 to 1986. Mr. Chanen received B.S. and J.D. degrees from Arizona State University.

     JOSEPH P. MARTORI has served as a director of the Company since its inception and as Chairman of the Board since 1991. Mr. Martori served as President from November 1993 through 1995 and has served as Chief Executive Officer since 1994. Prior thereto, Mr. Martori was engaged in the private practice of law since 1967 with the New York City law firm of Sullivan & Cromwell; the Phoenix law firms of Snell & Wilmer; Martori, Meyer, Hendricks & Victor, P.A. (of which he was a founding member); and Brown & Bain, P.A. (of which he was the Chairman of the Corporate, Real Estate and Banking Department). Mr. Martori was a founder of Firstar Metropolitan Bank & Trust in Phoenix and has served on its Board of Directors since 1983. Mr. Martori is also Chairman of the Board of MEI, an investment company that holds 24.0% of the Company's outstanding Common Stock. Mr. Martori is a member of the Board of Trustees of The Lawyers' Committee for Civil Rights under Law. Mr. Martori received a B.S. degree and an M.B.A. degree in finance from New York University and a J.D. degree from the University of Notre Dame Law School. Mr. Martori is the father of Joseph P. Martori, II.

     JOSEPH P. MARTORI, II has served as a director of the Company since July 1999, has been employed by the Company since October 1995, has been a Vice
President since June 1996 and a Senior Vice President since June 2000. Mr. Martori has also served as Executive Vice President of Sales of Varsity Clubs of America Incorporated since July 1997, in which role he oversees the operations of the Company's Varsity Clubs sales offices. From September 1993 until August 1995, Mr. Martori attended the University of New Mexico in the Anderson School of Management MBA program. Mr. Martori holds a B.S. degree in Agriculture from the University of Arizona. Joseph P. Martori, II is the son of Joseph P. Martori.

     PATRICK J. MCGRODER III has served as a director of the Company since June 1997. Mr. McGroder has been a trial lawyer engaged in the practice of law since 1970, and has served since 1990 as a member of the law firm of Goldstein & McGroder, Ltd. of Phoenix, Arizona (which he co-founded). Mr. McGroder received a B.A. degree from the University of Notre Dame and a J.D. degree from the University of Arizona School of Law. Mr. McGroder has also served as Chairman of the Board of Sedona Worldwide Incorporated ("SWI") since April 1998. SWI was a majority owned subsidiary of the Company until December 31, 1999.

     JAMES W. MYERS has served as a director of the Company since July 1995. Mr. Myers has served as President of Myers Management and Capital Group, Inc., a management consulting firm he founded, since December 1995. From 1986 to 1995, Mr. Myers was President and Chief Executive Officer of Myers Craig Vallone Francois, Inc., an investment banking and management advisory firm he also founded. Prior thereto, Mr. Myers held executive positions with a variety of public and private companies from 1956 to 1986. Mr. Myers also serves as a director of SWI (which was a majority owned subsidiary of the Company until December 31, 1999), Autom, BG Associates, Chambers Belt, Inc., China Mist Tea, First Solar, Inc., Landiscor, Inc., OmniMount, Poore Brothers, Inc., Solar Cells, Inc. and True North, LLC. Mr. Myers received a B.S. degree from Northwestern University and an M.B.A. degree from the University of Chicago.

     NANCY J. STONE has served as a director of the Company since April 1989, and as President and Chief Operating Officer since January 1996. Ms. Stone served as Chief Financial Officer of the Company from July 1993 to December 1997, as well as from January 1990 to April 1992, and as Executive Vice President from July 1993 to December 1995. Ms. Stone also served as Vice President of Finance and Secretary of the Company from April 1987 to December 1989. Ms. Stone is a Certified Public Accountant in the State of Arizona. Ms. Stone received a B.A. degree in accounting and finance from Michigan State University and an M.B.A. degree from Arizona State University. Ms. Stone is the wife of Executive Vice President Michael W. Stone.

     EDWARD S. ZIELINSKI has served as a director and Executive Vice President of the Company since January 1996, and as President and Chief Operating Officer of Varsity Clubs of America Incorporated since July 1997. Mr. Zielinski served as Senior Vice President of the Company from January 1994 to December 1995 and as General Manager of Los Abrigados Resort & Spa from December 1992 until January 1994, and in various other executive positions with the Company since November 1988. Mr. Zielinski has over twenty years of resort management and marketing experience in both the domestic and international markets.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS MEETINGS

     The Board of Directors of the Company met three times during the fiscal year ended December 31, 2000. All directors attended each of the meetings of the Board of Directors, during the period they served as a director, and the Committees of the Board of Directors, if any, upon which such director served during the 2000 fiscal year, except for James W. Myers, who missed the August Audit Committee meeting.

     The Board of Directors maintains an audit committee ("Audit Committee"), a stock option committee ("Stock Option Committee"), a compensation committee ("Compensation Committee") and an executive committee. There is no nominating committee or any committee performing that function.

AUDIT COMMITTEE

     The Audit Committee, which during 2000 consisted of Messrs. Myers and McGroder, and effective March 2000, Steven R. Chanen, met once during fiscal year 2000. The Audit Committee is responsible for recommending the Company's independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provision of non-audit services by the Company's auditors.

STOCK OPTION COMMITTEE

     The Stock Option Committee, which consists of Messrs. Myers and McGroder, met once during fiscal year 2000. The function of the Stock Option Committee is to provide recommendations to the Board of Directors regarding the granting of stock options to key employees and directors of the Company.

COMPENSATION COMMITTEE

     The Compensation Committee, which consists of Messrs. Myers and McGroder, met once during fiscal year 2000. The function of the Committee is to provide recommendations to the Board of Directors regarding the compensation of executive officers of the Company and regarding the compensation policies and practices of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of transactions to which the Company or its subsidiaries is a party in which the amount involved since January 1, 2000 exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company's Common Stock (or any immediate family members of the foregoing) had, or will have, a direct or indirect material interest.

     Effective as of January 1, 1998, the Company entered into four-year employment agreements with each of Messrs. Martori and Zielinski and Ms. Stone. Pursuant to these agreements, the Company committed to provide an initial annual base salary of $200,000 to Mr. Martori, $150,000 to Ms. Stone and $130,000 to Mr. Zielinski, in addition to bonus or other compensation payable at the discretion of the Board of Directors. Effective January 1, 2000, the base salaries of Ms. Stone and Mr. Zielinski were increased to $175,000 and $140,000, respectively, and effective January 1, 2001 to $225,000, $200,000 and $150,000 for Mr. Martori, Ms. Stone and Mr. Zielinski, respectively. Ms. Stone and Mr. Zielinski are entitled to receive 15,000 and 7,000 restricted shares of Common Stock on January 1st of each year during their respective terms of employment.

     In July 1999, the Company entered into an agreement with MEI to purchase sixty vacation ownership interests for a purchase price of $500,000. The purchase was financed with a promissory note bearing interest at 8% and with a maturity date of December 15, 2002. During 2000, the Company made payments of $100,000 in principal and $40,089 in interest on the note. In conjunction with this transaction, the terms of a note payable to EJM were modified, as further described below.

     In 1999, the Company modified the terms of a note payable to EJM, which was to mature on December 31, 1999 and which had been issued in conjunction with the acquisition in 1994 of all of the Class A Limited Partnership Interests in Los Abrigados Partners Limited Partnership, a subsidiary of the Company. The modified terms provide for a 10% interest rate, quarterly interest payments and a maturity date of December 15, 2003. The Company paid $92,889 in interest on the note during 2000.

     Joseph P. Martori, Chairman of the Board and Chief Executive Officer of the Company, is also the Chairman of the Board of MEI, which owned 24.0% of the Common Stock outstanding as of February 28, 2001. The voting stock of MEI is controlled by EJM, who is a cousin of Joseph P. Martori. EJM served as a director of the Company from December 1993 to November 1997.

     In December 1999, the Company completed the spin-off of its 80% owned subsidiary SWI. As a result of the spin-off, the shareholders of the Company's common stock were issued the Company's 80% ownership in SWI and the Company no longer held an interest in SWI. Shareholders as of the record date, including shareholder officers, directors and 5% beneficial owners of the Company's common stock, were issued a prorata distribution of shares of stock in SWI. Such shares were mailed to shareholders in January 2000. In conjunction with the spin-off, the Company agreed to provide up to $200,000 of working capital financing to SWI through November 30, 2000, with any such advances to bear interest at prime plus 3% and be due on December 31, 2000. In December 2000, the terms of the note were modified to include securing the note with inventory and extending the due date to December 31, 2001. During 2000, $200,000 in advances were made under this agreement.

     In January 2000, the Company entered into an agreement to lease from EJM for $48,000 rent per year the building that houses its telemarketing operations, administrative offices and the SWI warehouse and administrative offices. The agreement has a two-year term, with three one-year options to renew. Prior to January 2000, SWI leased the building from EJM for $48,000 per year rent under an original one-year term with four options to renew through December 2000. The Company paid $48,000 rent to EJM in 2000. Commencing January 1, 2000, the Company sublets space in the building to SWI for $2,000 per month.

     During 1999, the Company adopted the ILX Resorts Incorporated Employee Stock Ownership Plan & Trust ("ESOP"). During the year ended December 31, 2000, the Company contributed $250,000 in cash and issued 100,000 shares of its restricted common stock valued at $146,094 to the ESOP. In addition, during 2000, the Company paid interest on the indebtedness of the ESOP, which indebtedness it guarantees, of $34,029. At December 31, 2000, the outstanding principal balance of the guaranteed indebtedness was $250,000.

     The above-described transactions are believed to be on terms no less favorable to the Company than those available in arms' length transactions with unaffiliated third parties. Each transaction has been approved by independent directors of the Company who are not parties to the transaction.

                              EXECUTIVE MANAGEMENT

     The following table sets forth certain information concerning the Company's executive officers and certain key employees. Except as otherwise noted, none of the executive officers are directors or officers of any other publicly owned corporation or entity.

Name                  Age                      Position
----                  ---                      --------
Joseph P. Martori     59    Chairman of the Board and Chief Executive Officer
Nancy J. Stone        43    President, Chief Operating Officer and Director
Edward S. Zielinski   49    Executive Vice President, President and Chief
                            Operating Officer of Varsity Clubs of America
                            Incorporated and Director
Michael E. Miller     43    Executive Vice President and Chief Financial Officer
Donald D. Denton      40    Executive Vice President of Sales and Marketing
Michael W. Stone      46    Executive Vice President of Customer Relations

EXECUTIVE OFFICERS

     JOSEPH P. MARTORI has served as a director of the Company since its inception and as Chairman of the Board since 1991. Mr. Martori served as President from November 1993 through 1995 and has served as Chief Executive Officer since 1994. Prior thereto, Mr. Martori was engaged in the private practice of law since 1967 with the New York City law firm of Sullivan & Cromwell; the Phoenix law firms of Snell & Wilmer; Martori, Meyer, Hendricks & Victor, P.A. (of which he was a founding member); and Brown & Bain, P.A. (of which he was the Chairman of the Corporate, Real Estate and Banking Department). Mr. Martori was a founder of Firstar Metropolitan Bank & Trust in Phoenix and has served on its Board of Directors since 1983. Mr. Martori is also Chairman of the Board of MEI, an investment company that holds 24.0% of the Company's outstanding Common Stock. Mr. Martori is a member of the Board of Trustees of The Lawyers' Committee for Civil Rights under Law. Mr. Martori received a B.S. degree and an M.B.A. degree in finance from New York University and a J.D. degree from the University of Notre Dame Law School. Mr. Martori is the father of board member Joseph P. Martori, II.

     NANCY J. STONE has served as a director of the Company since April 1989 and as President and Chief Operating Officer since January 1996. Ms. Stone served as Chief Financial Officer of the Company from July 1993 to December 1997, as well as from January 1990 to April 1992, and as Executive Vice President from July 1993 to December 1995. Ms. Stone also served as Vice President of Finance and Secretary of the Company from April 1987 to December 1989. Ms. Stone is a Certified Public Accountant in the State of Arizona. Ms. Stone received a B.A. degree in accounting and finance from Michigan State University and an M.B.A. degree from Arizona State UNIVERSITY. Ms. Stone is the wife of Michael W. Stone.

     EDWARD S. ZIELINSKI has served as a director and Executive Vice President of the Company since January 1996, and as President and Chief Operating Officer of Varsity Clubs of America Incorporated since July 1997. Mr. Zielinski served as Senior Vice President of the Company from January 1994 to December 1995 and as General Manager of Los Abrigados Resort & Spa from December 1992 until January 1994, and in various other executive positions with the Company since November 1988. Mr. Zielinski has over twenty years of resort management and marketing experience in both the domestic and international markets.

     MICHAEL E. MILLER has served as Executive Vice President and Chief Financial Officer of the Company since August 2000. Mr. Miller served as Senior Vice President of Information Technology of the Company from January 2000 to August 2000 and as general manager of the Company's Historic Crag's Lodge at the Golden Eagle Resort from September 1989 to October 2000. Mr. Miller received a B.S. degree in mechanical engineering from the University of Notre Dame.

     DONALD D. DENTON has served as Executive Vice President of Sales and Marketing and General Sales Manager at Los Abrigados Resort & Spa since March 1999. Mr. Denton served as Senior Vice President from January 1996 to September 1997 and General Sales Manager at Los Abrigados Resort & Spa from February 1993 to September 1997. From December 1998 through February 1999, Mr. Denton was president of Denton Marketing Group, a company which he founded, engaged in providing sales and marketing services to the vacation ownership industry in the Palm Springs area of California.

     MICHAEL W. STONE has served as Executive Vice President of Customer Relations since January 2000 and as Executive Vice President of Varsity Clubs of America Incorporated since October 1997. Mr. Stone served as President of Sedona Worldwide Incorporated (formerly Red Rock Collection Incorporated) from July 1993 to February 1997. Mr. Stone received a B.A. degree in marketing from Michigan State University. Mr. Stone is the husband of Nancy J. Stone.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows, for each of the fiscal years ended December 31, 2000, 1999 and 1998, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the Company's Chief Executive Officer and other most highly compensated executive officers (collectively, the "Named Executive Officers") receiving compensation in excess of $100,000 in all capacities in which they served during the last completed fiscal year.

                              SUMMARY COMPENSATION

                                                                                           Long-Term
                                       Annual Compensation (2)                         Compensation Awards
                             --------------------------------------------   ----------------------------------------
                                                                Other       Restricted    Securities
                                                                Annual        Stock       Underlying     All Other
Name and Title               Year    Salary      Bonus       Compensation     Awards     Options/SARs   Compensation
--------------               ----    ------      -----       ------------     ------     ------------   ------------
Joseph P. Martori (l)        2000   $200,000         -- (3)       --            --            --             --
  Chairman and Chief         1999    200,100   $ 27,332 (4)       --            --            --             --
  Executive Officer          1998    207,692     15,000           --            --            --             --

Nancy J. Stone (1)           2000   $175,000   $ 55,839 (5)       --            --            --             --
  President and Chief        1999    150,000     43,358 (6)       --            --            --             --
  Operating Officer          1998    155,769     98,786 (7)       --            --            --             --

Edward S. Zielinski (l)      2000   $140,000   $ 10,951 (8)       --            --            --             --
  Executive Vice President   1999    130,500      6,696 (9)       --            --            --             --
                             1998    134,792     49,021 (10)      --            --            --             --

                                                                Other       Restricted    Securities
                                                                Annual        Stock       Underlying     All Other
Name and Title               Year    Salary      Bonus       Compensation     Awards     Options/sars   Compensation
--------------               ----    ------      -----       ------------     ------     ------------   ------------
Donald D. Denton             2000   $ 36,000   $238,112 (11)      --            --            --             --
  Executive Vice President   1999     30,000    169,143 (12)      --            --            --             --
  of Sales and Marketing     1998         --         --           --            --            --             --

Michael W. Stone             2000   $110,000     $7,589 (13)      --            --            --             --
  Executive Vice President   1999    100,000         --           --            --            --             --
  of Customer Relations      1998    100,000      5,000           --            --            --             --

----------
(1) Effective as of January 1, 1998, each of Mr. Martori, Ms. Stone and Mr. Zielinski entered into an employment agreement with the Company that establishes the rates of annual base and incentive compensation to be received by him or her commencing on such date. See "Certain Relationships and Related Transactions."
(2) Excludes Profit Sharing Plan and Employee Stock Ownership Plan contributions on behalf of the respective Named Executive Officer. During 1994, the Company adopted a Profit Sharing Plan and has since declared annual contributions. During 1999, the Company adopted an Employee Stock Ownership Plan, to which it made contributions in both 1999 and 2000. None of the Named Executive Officers was allocated more than $4,100 for 1998, $7,200 for 1999, nor are they expected to be allocated more than a total of $10,000 for 2000 under the two plans.
(3) Excludes 22,500 shares of restricted Common Stock issued in 2000, but which are revocable in the event Mr. Martori is not employed by the Company on January 1, 2002.
(4) Includes 5,000 and 10,000 shares of restricted Common Stock at $1.125 and $0.9375 per share, respectively.
(5) Includes 15,000 shares of restricted Common Stock at $1.125 per share. Excludes 5,000 shares of restricted Common Stock issued in 2000, but which are revocable if Ms. Stone is not employed by the Company on January 1, 2002, and 15,000 shares of restricted Common Stock issued in 2000 but not earned until January 2001.
(6) Includes 15,000, 5,000 and 5,000 shares of restricted Common Stock at $1.03, $1.125 and $0.9375 per share, respectively, net of repayment of $3,757 in 1999 of a 1998 overpayment of bonus.
(7)  Includes 15,000 shares of unrestricted Common Stock at $2.89 per share.
(8)  Includes  7,000  shares of  restricted  Common  Stock at $1.125  per share.
     Excludes 7,000 shares of restricted Common Stock issued in 2000 but not earned until January 2001.
(9) Includes 7,000 and 5,000 shares of restricted Common Stock at $1.03 and $1.125 per share, respectively, net of repayment of $11,325 in 1999 of a 1998 overpayment of bonus.
(10) Includes 7,000 shares of restricted Common Stock at $2.89 per share.
(11) Includes commissions on sales of vacation ownership interests and 6,000 and 4,000 shares of restricted Common Stock at $0.969 and $0.875 per share, respectively. 2,000 of the 4,000 shares are revocable if Mr. Denton is not employed on January 1, 2002.
(12) Includes commissions on sales of vacation ownership interests. Mr. Denton was not employed by the Company for the period October 1997 through February 1999.
(13) Includes 5,000 shares of restricted Common Stock at $1.125 per share.

OPTION GRANTS IN THE LAST FISCAL YEAR

     No stock options or stock appreciation rights were granted to Named Executive Officers or to other employees in 2000.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information regarding option exercises by the Named Executive Officers during 2000 and unexercised options held by Named Executive Officers at December 31, 2000.

                                                   Number of Securities          Value of Unexercised
                                                  Underlying Unexercised        In-The-Money Options at
                        Shares                  Options at Fiscal Year-end          Fiscal Year-end
                      Acquired on     Value     ---------------------------   ---------------------------
Name                  Exercise (#)   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
----                  ------------   --------   -----------   -------------   -----------   -------------
Joseph P. Martori          0           $ 0              0           0             $ 0            $ 0
Nancy J. Stone             0             0          5,000           0               0              0
Edward S. Zielinski        0             0          6,000           0               0              0
Michael W. Stone           0             0         17,500           0               0              0

DIRECTOR COMPENSATION

     The Company's policy is to pay a fee for each Board of Directors' meeting attended by directors who are not employees of the Company, and reimburse all directors for actual expenses incurred in connection with attending meetings of the Board of Directors. The fee for each Board of Directors' meeting attended by a non-employee director is $1,000. In addition, all non-employee directors receive a grant of options to purchase 5,000 shares of Common Stock following their election to the Board of Directors. The options are fully exercisable on the first anniversary of the date of grant.

STOCK OPTION PLANS

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which selects the persons to whom stock options are granted and determines the terms and conditions of each grant, including the number of shares of Common Stock covered by the option, its exercise price or purchase price, and its expiration date.

     1995 STOCK OPTION PLAN. The Company's 1995 Stock Option Plan was adopted by the Board of Directors in July 1995 (the "1995 Stock Option Plan"). The 1995 Stock Option Plan authorizes the Board of Directors of the Company to grant options to purchase the Company's authorized but unissued or reacquired Common Stock to the key employees of the Company or its subsidiaries. The aggregate number of shares of Common Stock that may be issued under the Stock Option Plan is 100,000 shares, of which 64,300 were available for future grants as of December 31, 2000. Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price as determined by the Board of Directors, during a period specified in the applicable option agreement.

     Under the 1995 Stock Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options"), or options not intended to qualify as Incentive Stock Options ("Nonstatutory Options"). The options are granted for investment purposes only and are not transferable except by the laws of descent and devise.

     Incentive Stock Options may only be granted to employees of the Company. They are exercisable one year after the grant of the options and expire on the earlier of (i) five years after the date of grant as to any optionee who immediately before the granting of the options owned more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries or (ii) ten years after the date of grant of the option as to any optionee whose stock ownership represented less than ten percent of the Company or any of its subsidiaries' combined voting power immediately before the date of grant. Nonstatutory Stock Options are exercisable at any time after they are granted and their durations are determined by the Board of Directors. All options granted pursuant to the 1995 Stock Option Plan are subject to earlier termination in the event of the termination of the optionee's employment with the Company.

     1992 STOCK OPTION PLAN. The Company's 1992 Stock Option Plan was adopted by the Board of Directors in May 1992 (the "1992 Stock Option Plan"). The 1992 Stock Option Plan authorizes the Board of Directors of the Company to grant options to purchase the Company's authorized but unissued or reacquired Common Stock to the key employees of the Company or its subsidiaries. The aggregate number of shares of Common Stock that may be issued under the 1992 Stock Option Plan is 100,000 shares, all of which have been granted at December 31, 2000. Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price as determined by the Board of Directors, during a period specified in the applicable option agreement.

     Under the 1992 Stock Option Plan, the Company may grant Incentive Stock Options or Nonstatutory Options. All options granted pursuant to the 1992 Stock Option Plan are granted for investment purposes only and are not transferable except by laws of descent and devise.

     Incentive Stock Options may only be granted to employees of the Company. They are exercisable one year after the grant of the options and expire on the earlier of (i) five years after the grant of the options for any optionee who immediately before the granting of the options owned more than ten percent of the total combined voting power of all classes of stock of the Corporation or any of its subsidiaries or (ii) ten years after the grant of the options for any optionee whose stock ownership represented less than ten percent of the Company or any of its subsidiaries' combined voting power immediately before the granting of the options. Nonstatutory Stock Options are exercisable at any time after they are granted and their durations are determined by the Board of Directors. However, both types of options are subject to earlier termination in the event of the termination of the optionee's employment with the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation during the year ended December 31, 2000:

     It is the Company's policy to compensate its executives in a manner that aligns their interests with the long-term interests of the Company and its shareholders. Through its compensation policies the Company also seeks to attract and retain senior executives and reward executives for their collective and individual contribution to the leadership and short-term and long-term growth and profitability of the Company. The Company compensates its executives through a mixture of base salary, discretionary bonuses, and discretionary stock and stock option grants. The principal component of executive compensation to date has been base salary and, in the case of the executive responsible for the Company's vacation ownership interest sales, commission.

     Effective January 1, 1998, the Company entered into employment agreements with each of Mr. Joseph Martori, Ms. Nancy Stone and Mr. Edward Zielinski to serve as Chairman and Chief Executive Officer of the Company; President of the Company; and Executive Vice President of the Company and President of the Company's wholly-owned subsidiary, Varsity Clubs of America Incorporated, respectively. Each of these agreements has a four-year term that expires in December 2001. These agreements provide for an initial annual base salary of $200,000 to Mr. Martori, $150,000 to Ms. Stone and $130,000 to Mr. Zielinski. Effective January 1, 2000, the base salaries to Ms. Stone and Mr. Zielinski were increased to $175,000 and $140,000, respectively, and effective January 1, 2001, the base salaries of Mr. Martori, Ms. Stone and Mr. Zielinski were increased to $225,000, $200,000 and $150,000, respectively. In addition, each employee may receive certain incentive compensation at the discretion of the Board of Directors. Ms. Stone and Mr. Zielinski are also entitled to receive awards of 15,000 and 7,000 shares of restricted Common Stock, respectively, on January 1, 1998 and each anniversary thereof provided that she or he is employed by the Company on the date of grant.

     Under each employment agreement, the respective employee's employment may be terminated prior to its expiration (i) by the Company for Good Cause (defined as his or her willful breach or habitual neglect of his or her duties under the employment agreement, willful violation of reasonable and substantial rules governing employee performance, willful refusal to obey reasonable orders in a manner amounting to gross insubordination or commission of dishonest acts), (ii) upon the employee's disability or death or (iii) upon thirty days notice of either party. If the employee is terminated without "Good Cause" prior to the expiration of the term of the employment agreement, they are entitled to receive their base salary for the twelve-month period following such termination. The employment agreements generally prohibit each employee from competing with the Company during his or her respective term of employment by the Company and for a period of twelve months following the respective employee's termination for Good Cause. In addition, each employment agreement contains customary confidentiality provisions in favor of the Company.

     BASE SALARY. Each executive of the Company receives a base salary which is intended to be competitive with similarly situated executives in companies of a similar size and nature. In setting base salaries for 2000, the Compensation Committee considered the executive's position relative to other executives, overall responsibility, the achievement of past performance objectives, and compensation information gathered informally from publicly available information with respect to similar companies.

     DISCRETIONARY OPTIONS. From time to time, the Company has granted stock options to executives to recognize significant performance and to encourage them to take an equity stake in the Company. In making past option awards, the Compensation Committee has reviewed the overall performance of the executives and the Company has awarded options on a discretionary basis, based upon a largely subjective determination. No stock options were granted to executive officers during 2000.

     BONUSES. From time to time, the Company has granted bonuses, either in cash, stock, or a combination of both, to executive officers who, in the discretion of the Company's Compensation Committee, have performed in a manner meriting recognition above and beyond their base salary.

     The Company has established a program for its President (Ms. Stone) and certain other executive officers whereby they will be granted unregistered shares of Common Stock as a component of their total compensation. In 2000, 15,000 shares earned on January 1, 2000 and 15,000 shares to be earned on January 1, 2001 were issued to Ms. Stone and 7,000 shares earned on January 1, 2000 and 7,000 shares to be earned on January 1, 2001 were issued to Mr. Zielinski under the program. The shares not earned until January 1, 2001 would have been revoked had the officers not been employed on January 1, 2001. In addition, 22,500, 5,000, 6,000 and 500 shares of unregistered Common Stock were issued as discretionary bonuses to Mr. Martori, Ms. Stone, Mr. Denton and Mr. Miller, respectively, during 2000. All of the discretionary bonus shares issued to Mr. Martori and Ms. Stone, and 2,000 of the shares issued to Mr. Denton are revocable if the officer is not employed by the Company on January 1, 2002.

     PROFIT SHARING PLAN. In 1994, the Company adopted a Profit Sharing Plan for the benefit of all employees, including executive officers. A contribution of $50,000 was declared and funded for the 2000 fiscal year. Allocation among the participants of the amount contributed has not yet occurred. The allocation is not expected to exceed $2,000 for any executive officer. Allocations are determined based on participant earnings and the formulas defined in the plan, which are intended to comply with Internal Revenue Service regulations.

     EMPLOYEE STOCK OWNERSHIP PLAN. In 1999, the Company adopted an Employee Stock Ownership Plan for the benefit of all employees, including executive officers. For fiscal year 2000 the Company contributed $250,000 in cash and

     100,000 shares of unregistered Common Stock to the plan. Allocation among the participants of the amount contributed has not yet occurred. The allocation is not expected to exceed $8,000 for any executive officer.

     STOCK OPTION PLANS. The Company has adopted 1992 and 1995 Stock Option Plans pursuant to which options (which terms as used herein includes both incentive stock options and non-statutory stock options) may be granted to key employees, including executive officers, directors and consultants, who are determined by the Stock Option Committee to have contributed in the past, or who may be expected to contribute materially in the future, to the success of the Company. The exercise price of the options granted pursuant to the Plan shall be not less than the fair market value of the Common Stock on the date of grant and employee and director holders must serve as employees or directors of the Company for at least one year before exercising the option. Options are exercisable over a five-year period from date of grant if the optionee is a ten- percent or more shareholder immediately prior to the granting of the option and over a ten-year period if the optionee is not a ten- percent shareholder. No options were granted to executive officers or other employees during fiscal year 2000.

     COMPLIANCE WITH SECTION 162(m) OF INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Tax Code"), limits the corporate deduction for aggregate compensation paid to the Named Executive Officers identified herein to $1,000,000 per year, unless certain requirements are met. The Compensation Committee has reviewed the impact of the Tax Code provision on the current compensation package for its Named Executive Officers. None of the Named Executive Officers will exceed the applicable limit. The Compensation Committee will continue to review the impact of this Tax Code Section and make appropriate recommendations to shareholders in the future.


Phoenix, Arizona                                         Patrick J. McGroder III
March 27, 2001                                                    James W. Myers

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

     The data below compares the cumulative total return, assuming reinvestment of dividends, of the Company's Common Stock with the Nasdaq National Market Index and the SIC Code 701 Index (hotels and motels) from January 1, 1996 to December 31, 2000. The Company has selected SIC Code 701 based on its belief that it is the most applicable comparison available, based upon the absence of 5-year historical data regarding publicly owned timeshare companies that derive substantial revenues from hotel/motel operations.

                 Comparison of Five Year Cumulative Total Return
              among investments in the Company's Common Stock, the
             Nasdaq National Market Index and the SIC Code 701 Index

     Company                     1996     1997     1998     1999     2000
     -------                    ------   ------   ------   ------   ------
     ILX Resorts Incorporated    69.57    76.09    28.70    20.87    26.09
     Industry Index             121.24   131.07    98.65    97.01   114.68
     Broad Market               124.27   152.00   214.39   378.12   237.66

Assumes $100 invested on January 1, 1996 in the Company's common stock, the Nasdaq National Market Index, and the SIC Code 701 index, with dividends being reinvested through December 31, 2000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     At the determination of the Board of Directors, the accounting firm of Hansen, Barnett & Maxwell, a professional corporation, was engaged as the Company's principal accountants for the year ended December 31, 2000. Representatives of Hansen, Barnett & Maxwell are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Hansen, Barnett & Maxwell also served as the Company's principal accountants for the fiscal years ended December 31, 1998 and 1999. The Board of Directors has not yet selected independent accountants for the fiscal year ending December 31, 2001.

                              FINANCIAL INFORMATION

     The Company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operation" are set forth in the Company's Annual Report, which is hereby incorporated by reference. An Annual Report will be mailed to all shareholders of Common Stock of record at the close of business on April 18, 2001, concurrently with the mailing of this Proxy Statement. UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2000, WITHOUT EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED IN WRITING TO THE COMPANY AT 2111 EAST HIGHLAND AVENUE, SUITE 210, PHOENIX, ARIZONA 85016,
ATTENTION: SECRETARY, TELEPHONE: 602.957.2777.

                              STOCKHOLDER PROPOSALS

     In order for proposals to be considered for inclusion in the Proxy Statement and Proxy for the 2002 Annual Meeting of Shareholders, such proposals must be received by the Secretary of the Company no later than January 22, 2002, and must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to shareholders for their consideration at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named on the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Based solely upon the written representations of the Company's directors, executive officers and ten percent holders and review of Forms 3, 4, and 5 and amendments thereto furnished to the Company, the Company is not aware of any late filings for the year ended December 31, 2000.

                             YOUR VOTE IS IMPORTANT!

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY                       ILX RESORTS INCORPORATED                       PROXY
                  2111 EAST HIGHLAND AVENUE, SUITE 210 PHOENIX,
                                  ARIZONA 85016

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joseph P. Martori and Nancy J. Stone, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of ILX Resorts Incorporated held of record by the undersigned on April 18, 2001, at the annual Meeting of Shareholders to be held June 20, 2001, or any adjournment thereof.

     IN THE EVENT THE SHAREHOLDER DOES NOT INDICATE A PREFERENCE ON PROPOSAL NO. 1, MANAGEMENT INTENDS TO VOTE FOR PROPOSAL NO. 1.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATION ON THE REVERSE SIDE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS FOR WHICH THE SHAREHOLDER HAS NOT INDICATED A PREFERENCE OR IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------

                       *      FOLD AND DETACH HERE        *

                            ILX RESORTS INCORPORATED
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

1.ELECTION OF DIRECTORS--                 For   Withhold   For All     The undersigned revokes any proxies heretofore
NOMINEES:                                 All      All     Except*     given by the undersigned and acknowledges
                                          [ ]      [ ]       [ ]       receipt of the Notice of Annual Meeting of
01-Steven R. Chanen      02-Joseph P. Martori                          Shareholders and Proxy Statement furnished
03-Joseph P. Martori II  04-Patrick J. McGroder III                    herewith and the Annual Report to Shareholders
05-James W. Myers        06-Nancy J. Stone                             also delivered herewith.
07-Edward S. Zielinski

----------------------------------------------
      *Write Nominee Exception Above.
                                                       Dated:
                                                             -----------------------------, 2001



                                                       -----------------------------------------
                                                       Signature


                                                       -----------------------------------------
                                                                Signature if held jointly

                                                       Please sign  exactly as name  appears at
                                                       left.  When  shares  are  held by  joint
                                                       tenants both should  sign.  When signing
                                                       as  attorney,  executor,  administrator,
                                                       trustee or  guardian,  please  give full
                                                       title as such. If a corporation,  please
                                                       sign in full corporate name by president
                                                       or  other  authorized   officer.   If  a
                                                       partnership,  please sign in partnership
                                                       name by authorized persons.